UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 _________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): March 14, 2014

Alliqua, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 Cabot Boulevard West Langhorne, Pennsylvania	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2014, James Sapirstein resigned as chief executive officer of Alliqua Biomedical, Inc., a wholly-owned subsidiary of Alliqua, Inc. (the “Company”), effective immediately. In connection with his resignation, Mr. Sapirstein entered into a General Release and Severance Agreement (the “Severance Agreement”) with the Company, pursuant to which, among other things, (i) that certain Executive Employment Agreement between Mr. Sapirstein and the Company, dated September 28, 2012 (as amended, the “Employment Agreement”) was terminated, except with respect to the provisions of the Employment Agreement relating to confidentiality and restrictive covenants that remain in effect, (ii) Mr. Sapirstein resigned from his positions with the Company, and (iii) the Company will provide Mr. Sapirstein with the following: (a) a lump sum payment in the amount of $210,000; (b) severance payments, in an amount equal to his base salary for a period of six months from the date of resignation (the “Severance Period”); (c) continued health insurance coverage for the Severance Period; and (d) the full and immediate vesting of all outstanding stock options and restricted stock unit awards granted to Mr. Sapirstein, with such stock options remaining exercisable for a period of two years following the date of resignation.

The foregoing summary of the Severance Agreement is not complete, and is qualified in its entirety by reference to the full text of the Severance Agreement that is attached as Exhibit 10.1 of this Current Report on Form 8-K. Readers should review the Severance Agreement for a more complete understanding of its terms and conditions.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	General Release and Severance Agreement, dated March 14, 2014, by and between Alliqua, Inc. and James Sapirstein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA, INC.

Dated: March 19, 2014	By:	/s/ Brian Posner
Name: Brian Posner
Title: Chief Financial Officer